Exhibit 10.13

MASTER SERVICE AGREEMENT

Between

CHESAPEAKE OPERATING, INC.

and any present or future subsidiaries or

affiliates named directly or indirectly by

Chesapeake Operating, Inc.

(herein collectively “Company”),

P.O. Box 18496,

Oklahoma City, OK

73154

and

FTS INTERNATIONAL SERVICES, LLC

and any present or future subsidiaries or

affiliates named directly or indirectly by

FTS INTERNATIONAL SERVICES, LLC

(herein collectively “Contractor”),

777 MAIN STREET STE 3000

FORT WORTH, TX

76102

On this 9th day of July, 2012

Table of Contents

1.	Agreement

2.	Labor, Equipment, Materials, Supplies and Services

3.	Reports to be furnished by Contractor

4.	Independent Contractor Relationship

5.	Insurance

6.	Indemnity

7.	Taxes

8.	Audit

9.	Laws, Rules and Regulations

10.	Force Majeure

11.	Assignments and Subcontractors

12.	Contractor’s Safety Responsibilities

13.	Termination of Work

14.	Government Regulations

15.	Insolvency of Contractor

16.	Contractor Employees under Louisiana Worker’s Compensation

17.	Complete Agreement

18.	Time of the Essence

19.	Exhibits

20.	Insurance Exhibit A

21.	Certificate of Insurance Exhibit B

22.	Dallas/Fort Worth International Airport Exhibit C

23.	Drug and Alcohol Free Workplace Policy Exhibit D

24.	List of Potential Hazards Exhibit E

25.	Disclosures Exhibit F

Glossary of Terms

Additional Insured — A person or organization not automatically included as an insured under an insurance policy, but for whom insured status is arranged, usually by endorsement.  A named insured’s impetus for providing additional insured status to others may be a desire to protect the other party because of a close relationship with that party or to comply with a contractual agreement requiring the named insured to do so.

Borrowed Servant/Alternate Employer — An endorsement that provides those scheduled as alternate employers with primary Workers’ Compensation and Employers Liability coverage as if they were an insured in the policy.  This endorsement is commonly used when a temporary help supplier (the insured) is required by its customer (the alternate employer) to protect the alternate employer from claims brought by the insured’s employees.

Endorsement — A provision added to a policy, usually being written in on the printed page. It may also be in the form of a rider.

Indemnify — To make compensation to an entity, person, or insured for incurred hurt, loss, or damage.

Indemnity — Restoration to the victim of a loss up to the amount of the loss.

Waiver of Subrogation — The voluntary relinquishment by an insurer of the right to collect from another party for damages paid on behalf of the insured.  The waiver of subrogation condition in current liability policies is referred to as “transfer of rights of recovery.”

Hazardous Substance — Any substance which is or becomes defined as ‘hazardous substance’, pollutant or contaminant and requires investigation or remediation under any federal, state or local statute or regulation.  The presence of any substance on the property causes or threatens to cause a nuisance upon the property or to adjacent properties, or poses or threatens to pose a hazard to the health or safety of persons on or about the property, or could constitute trespass on adjacent properties, that contain but not limited to gasoline, diesel fuel, petroleum hydrocarbons.

WITNESSETH THAT,

WHEREAS, Company in the Course of operations regularly and customarily enters into contracts with independent Contractors for the performance of service relating thereto; and

WHEREAS, Company desires, as a matter of company policy, to establish and maintain an approved list of Contractors and to offer work or contracts only to those Contractors who are included on such approved list; and

WHEREAS, Contractor represents that it has adequate equipment in good working order and fully trained personnel capable of efficiently operating such equipment and performing services for Company.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises, conditions and agreements herein contained, the sufficiency of which is hereby acknowledged, and the specifications and special provisions set forth in the exhibits attached hereto and made a part hereof, the parties hereto mutually agree as follows:

1.0                               AGREEMENT

1.1                               Upon execution of this Agreement and compliance with its terms, Company agrees that the name of Contractor shall be added to the Company’s approved list of Contractors and this Agreement shall remain in force and effect until canceled by either party by giving the other party ten (10) days notice in writing at the respective address of either party.  If current work extends past ten (10) days, then cancellation shall not be effective until work is completed.  This Agreement shall control and govern any and all performance of services and/or supply of materials and equipment by Contractor for Company, under subsequent written purchase orders, work orders, supplemental agreements or oral instructions, hereinafter collectively called an “Order”.  Upon acceptance of any Order by Contractor and without the necessity of any reference therein, this Agreement shall become an integral part of the Order.  Agreements or stipulations in any such Order not in conformity with the terms and provisions hereof shall be null and void.  No waiver by Company of any of the terms, provisions or conditions hereof shall be effective unless said waiver shall be in writing and signed by an authorized officer of Company.

1.2                               This Agreement does not obligate Company to request services from Contractor nor does it obligate Contractor to accept orders for services from Company.

1.3                               This Agreement is effective as of the first date of service, whether prior to and after the date of execution of this Agreement, and supersedes all previous contracts.

2.0                               LABOR, EQUIPMENT, MATERIALS, SUPPLIES AND SERVICES

2.1                               When notified by Company either verbally or by written work order, of the services and/or equipment desired, Contractor shall commence furnishing same at the agreed upon time, and continue such operations diligently and without delay, in strict conformity with the specifications and requirements contained herein and such work orders.

2.2                               Contractor shall not employ in any work for Company any employee whose employment violates any labor, employment or other applicable laws.  Contractor shall not employ in any work for Company any employee who is a minor.

2.3                               A.                                    All work or services rendered or performed by Contractor shall be done with due diligence, in a good and workmanlike manner, using skilled, competent and experienced workmen and supervisors.  Contractor warrants full, clear and unrestricted title to all materials and equipment supplied by Contractor in performance of any Order free and clear of any and all liens, security interests, encumbrances and claims of others. Any portion of the work found to not be in strict compliance with the specifications of the Order, and all damages resulting from such nonconformity, if any, shall be removed, replaced, re-performed, or corrected by Contractor without additional cost or risk to Company. Contractor agrees to inspect all materials and equipment furnished by Company directly employed in the course of operations conducted hereunder and shall notify Company of any apparent defects therein before using such materials and equipment.  Should Contractor use such materials and equipment without notifying Company of any defect, Contractor shall be deemed to have assumed all risk and liability for any mishap that may occur in operations conducted hereunder by reason of failure or defects in such materials and equipment.  Contractor shall not be liable for claims due solely to latent defects.

B.                                    Notwithstanding anything to the contrary herein, Contractor in no event warrants or guarantees the results of any well or wells.

2.4                               Contractor agrees to insure that all machinery and equipment Contractor furnishes will be maintained in safe running order and inspected regularly to insure continues safe operations.

2.5                               The Contractor recognizes that the nature of the Contractor’s services are such that the Contractor will have access to information which is of a confidential nature, which is of great value to the Company and which is the foundation upon which the Company’s business is predicated.  The Contractor agrees not to disclose nor use for any purpose, other than the performance of this Agreement, any information, data or material, (regardless of the form) which is: (a) provided, disclosed or delivered to the Contractor by the Company, any officer, director, employee, agent, attorney, accountant, Contractor or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company or any business activity conducted by the Company: or (b) produced, developed, obtained or prepared by the Contractor (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any of the Company’s assets, oil and gas prospects, business activities, officers, directors, employees, borrowers or customers.  On request by Company, the Company will be entitled to a copy of any such documents or such information in the possession of the Contractor.  The Contractor also agrees that the provisions of this paragraph will survive the termination, expiration or cancellation of this Agreement and that on termination, expiration, or cancellation of this Agreement, the Contractor will deliver to the Company all of the information, data and material containing such information.

2.6                               Company employees are prohibited from engaging in activities with vendors that promote the employee’s interests ahead of Company or otherwise create a conflict of interest.  Examples of activities prohibited by Company follow.

•                  Accepting cash from a vendor in any amount;

•                  Accepting gifts or services from a vendor that obligates an employee to a vendor.  Any gift accepted by a Company employee valued at more than $100 must be reported by the employee to Company management;

•                  Soliciting or accepting kickbacks, bribes, payments or loans from a vendor;

•                  Holding a financial interest in a vendor (other than a financial interest in a publicly traded corporation whose securities are quoted and traded in the public securities market);

•                  Divulging confidential or proprietary information about Company that is not integral to the product or service provided by the vendor;

•                  Accepting discounts (other than those available to the general public) on personal purchases from a vendor;

•                  Circumventing or otherwise failing to comply with Company’s established policies governing the competitive bidding process;

•                  Any activity that takes unfair advantage of a vendor through concealment, abuse or privileged or confidential information, misrepresentation or fraudulent behavior or cooperation with a vendor to take unfair advantage of another party.

In order to help ensure that these standards of conduct for dealings with vendors are met, Company has established a Vendor Protection Line with an independent party.  If Contractor becomes aware of or suspects an employee of the Company has violated the guidelines for fair dealings set out in this contract, Contractor agrees to report the matter by calling the Vendor Protection Line at 1-800-576-5262 (organization code #30076).  The caller will remain anonymous, and the details of the call will be immediately forwarded to a senior member of Company management, who will investigate the reported violation.

2.7                               All Contractors who are transporting on Company’s sites must follow these practices:

Sec. 4:  Potential Spill Prevention and Control

In the event that product is released during operations between the storage tanks and a transport, the truck driver will shut down the transfer pump, close all valves between the tanks and the truck, construct temporary berms, and call the posted emergency call number.

Sec. 5B:  Truck Loading Operations

The transport truck operator is required to remain near the truck during all loading/unloading operations.  The tank battery has been constructed utilizing a stairway and walkway with rails, which allows for inspection of tanks.

Truck operators follow industry accepted practices when transloading oil from tank batteries to trucks.  Typical practice includes the following minimum activities:

*Insure that all valves are closed before connecting hoses

*Check to see that space is available for loading

*Open valves and load truck

*When loaded, shut off pump, close load line valves and truck valves

*Empty hoses into appropriate containers

2.8                               Drug and Alcohol Free Workplace.  Attached to this Agreement as Exhibit “D” is a copy of Company’s Drug and Alcohol Free Workplace Policy (the “Drug and Alcohol Policy”).  The Drug and Alcohol Policy shall apply to all employees and subcontractors of Contractor who enter on any property or facility owned, leased, or under the control of Company wherever located, including and without limitation field locations, buildings, structures, installations and vehicles (collectively “Company Property”).

As a prerequisite to performing any services for Company, Contractor covenants and agrees to immediately (a) provide a copy of Company’s Drug and Alcohol Policy to each of Contractor’s employees and subcontractors whom Contractor reasonably anticipates may work on Company Property for Contractor, (b) notify each such employee and subcontractor that entering upon Company Property shall constitute consent to drug and alcohol testing by Company and a search of the person and his or her equipment, vehicle, and personal effects, and (c) notify each such employee and subcontractor that any person found in violation of Company’s Drug and Alcohol Policy or who refuses to permit testing or inspection shall be immediately dismissed by Company from Company Property and barred from any further work for Company.

2.9                               Attached hereto as Exhibit “E” is a general list of known and/or reasonably foreseeable potential hazards which apply to the activities and locations of Company, and its subsidiary, and/or affiliated companies. For location and job specific hazards, you must consult your local Company field representative prior to beginning work.  Contractor is responsible for notifying its employees, agents, and subcontractors of the potential hazards itemized in Exhibit “E”.  Contractor is also responsible for ensuring that its employees, agents, and subcontractors comply with all requirements set forth in Exhibit “E”.

3.0                               REPORTS TO BE FURNISHED BY CONTRACTOR

3.1                               The quantity, description and condition of the materials and supplies and/or services furnished shall be verified and checked by Contractor, and all delivery tickets shall be properly certified as to receipt by Contractor’s representative.  Contractor must obtain approval of Company’s representative for materials and supplies for which Contractor is to be reimbursed by Company.

3.2                               Contractor shall orally report to Company, as soon as practicable, followed by an appropriate written report, all accidents or occurrences resulting in death or injuries to Contractor’s employees or third parties, or unintended release of hazardous substance, or damage to property of Company or third parties arising out of or during the course of work to be performed hereunder.  Contractor shall furnish Company with a copy of all reports made by Contractor to Contractor’s insurer or governmental authorities or to other parties of such accidents and occurrences.

3.3                               Emergency responding Contractor shall provide Company with documentation of qualification for such work.  Documentation should include, but not limited to, current employee certifications and contractor training policies.  Incident logs and safety performance records shall be provided upon request.

4.0                               INDEPENDENT CONTRACTOR RELATIONSHIP

In the performance of any work by Contractor for Company, Contractor shall be deemed to be an independent Contractor, with the authority and right to direct and control all of the details of the work, Company being interested only in the results obtained.  However, all work contractor related shall meet the approval of Company and shall be subjected to the general right of inspection.  Company shall have no right or authority to supervise or give instructions to the employees, agents, or representative of Contractor, and such employees, agents or representatives at all times shall be under the direct and sole supervision and control of Contractor.  Any suggestions, advice or directions given by Company or its employees to Contractor or its employees shall in no way establish or be evidence of an intent to create a master and servant or principal and agent relationship between Company and Contractor.  It is the understanding and intention of the parties hereto that no relationship of master and servant or principal and agent shall exist between Company and the employees, agents, or representatives of Contractor, and that all work or services covered hereby shall be performed at the sole risk of Contractor.

5.0                               INSURANCE

5.1                               At any and all times during the term of this Contract, Contractor shall at Contractor’s expense maintain, with an insurance company or companies authorized to do business in the state where the work is to be performed or through a self-insurance program, insurance coverages of the kind and in the minimum amounts as follows:

(a)                                 Workers’ Compensation, including coverage for occupational disease, and Employer’s Liability Insurance covering all employees in compliance with all applicable state and federal law.  This insurance shall be in an amount not less than:

Workers’ Compensation:        Statutory

If Contractor is a sole proprietor, Contractor must make the following election:

                                                               I elect to be excluded from Workers’ Compensation coverage as a Sole Proprietor under state law.  I further certify that I will provide an insurance certificate evidencing Workers’ Compensation insurance is in place should I hire other parties to perform any services on my behalf for Company.

                                                               I elect to be covered under Workers Compensation insurance as a Sole Proprietor.  A Certificate of Insurance evidencing Workers’ Compensation coverage is enclosed.

(b)                                 Employer’s Liability Insurance in the limits described in Exhibit “A” attached hereto for each accident, occurrence, or disease covering claims by the agents, servants or employees of Contractor.

(c)                                  Insurance provided in (a) and (b) above shall include a “Borrowed Servant/Alternate Employer Endorsement”, providing for claims brought against Company or Company barges or other vessels, in rem or in personam, by any agent, servant or employee of Contractor as a “borrowed servant” to be treated as a claim against Contractor.

(d)                                 Commercial General Liability Insurance, on an “Occurrence” form unless otherwise agreed to in writing by Company, including operations of Independent Contractors; Contractual Liability to the fullest extent permitted by law, including Action Over; Products and Completed Operations; and Sudden and Accidental Pollution Liability with a per occurrence limit for Bodily Injury, Personal Injury and Property Damage liability in an amount no less than those limits described in Exhibit “A” attached hereto.

(e)                                  Automobile Liability Insurance covering all owned, non-owned and hired vehicles with a combined single limit for Bodily

Injury and Property Damage liability in an amount not less than those limits described in Exhibit “A” attached hereto.  If hauling hazardous waste, such insurance shall have the MCS-90 endorsement attached along with the broadened pollution coverage for autos, endorsement CA 9948 03/06.

(f)                                   Property Insurance and/or Rig Physical Damage Insurance on an “All Risk” or other form satisfactory to Company, covering the insurable value of all Contractor’s property and in amounts of insurance sufficient to comply with the minimum coinsurance requirements of the policies.

(g)                                  In the event Contractor moves equipment, materials and supplies, Contractor will carry cargo insurance in an amount sufficient to cover the replacement cost of the equipment, materials or supplies being moved.

(h)                                 The amounts of insurance required in this section 5.1 may be satisfied by the purchase of separate Primary and Umbrella (or Excess) Liability policies which when combined together provide the total limits of insurance specified.

(i)                                     Contractor further agrees to provide additional amounts or kinds of insurance as may be reasonably deemed necessary from time to time in accordance with the ongoing nature of operations, and changes in exposure to loss, to the extent the insurance is commercially available.

5.2                               Prior to commencing work for Company, Contractor shall obtain from its insurers a waiver of subrogation against (i) Company; (II) any party for whom Company is performing operations or services for including co-lessees, co-owners, partners or joint venturers, and (III) any other party identified by Company to which Company has agreed to provide insurance protection or benefit and/or to provide defense and/or indemnity in all of the insurance policies set forth in this Section, to include all insurance carried by Contractor protecting against loss of or damage to its property and equipment employed in the performance of this Agreement whether the same be set forth in this Section or not.

5.3                               All such insurance shall be carried in a company or companies acceptable to Company and shall be maintained in full force and effect during the term of this Contract, and shall not be canceled, or materially altered or amended,  without thirty (30) days prior written notice having first been furnished Company.  Prior to commencing work for Company,

Contractor shall name (I) Company; (II) any party for whom Company is performing operations or services for including co-lessees, co-owners, partners or joint venturers, and (III) any other party identified by Company to which Company has agreed to provide insurance protection or benefit and/or to provide defense and/or indemnity, as an additional insured to the fullest extent permitted by law on all Contractor required insurance with the sole exception of worker’s compensation, but only to the extent required to comply with liabilities and indemnity obligations assumed by Contractor under this Agreement.  To the extent to which Contractor assumes liability hereunder, or agrees to indemnify Company, (I) all Contractor required insurance shall be primary to any insurance of Company that may apply to such occurrence, accident or claim and (II) no “other insurance” provision shall be applicable to Company and its affiliated, subsidiary and/or interrelated companies, by virtue of having been named an additional insured or loss payee under any policy of insurance.  Further, the Commercial General Liability policies of Contractor shall delete any provisions that might exclude coverage to the Company for claims by Contractor’s employees on the grounds of that employment relationship.

5.4                               Certificates of insurance acceptable to Company evidencing the coverage required by Company shall be provided by Contractor to Company prior to commencement of performance of services or the delivery of materials and equipment under this Agreement or an Order.

5.5                               In the event Contractor is a self-insurer and Company has consented to Contractor being a self-insurer as to any one or more of the risks as to which coverage is herein required, evidence of such consent must be in writing and approved by a representative of Company authorized to enter into such consent agreement.

5.6                               Contractor, in its agreements with its subcontractors, shall require subcontractors to obtain, maintain and keep in force during the time in which they are engaged in performing the Work hereunder, insurance and to include insurance contractual provisions which are substantially similar in coverage scope and endorsements to that which Company requires of Contractor herein.  As set forth in Section 11, Contractor shall be liable for any deficiencies in subcontractor’s insurance coverage.

5.7                               These requirements shall be conditions precedent to the payment of any sums that may be due Contractor.

5.8                               Company shall maintain insurance coverages set forth in this Section 5 and the attached Exhibit A, in the same types and minimum amounts and to the extent of the liabilities and indemnity obligations assumed by Company under this Agreement,

6.0                               INDEMNITY

6.1                               It is agreed between Company and Contractor that certain responsibilities and liabilities for personal injuries and property damage arising out of the performance of this Agreement should be allocated between them in order to avoid protracted litigation between Company and Contractor along with the associated legal expenses and so that insurance or self-insurance may be arranged by each party as necessary to protect them against these exposures to loss.  The following sets out the specifics of the agreements between Company and Contractor as to the allocation of the responsibilities and liabilities.

6.2                               Contractor agrees to protect, defend, indemnify and hold harmless Company, its officers, directors, employees or their invitees, and any working interest owner or non-operator for whom Company is obligated to perform services, from and against all claims, demands, and causes of action of every kind and character without limit and without regard to the cause or causes thereof or the negligence or fault (active or passive) of any party or parties including the sole, joint or concurrent negligence (but excluding the willful misconduct) of Company, any theory of strict liability and defect of premises, or the unseaworthiness of any vessel (whether or not preexisting the date of this Contract), arising in connection herewith in favor of Contractor’s employees, Contractor’s subcontractors or their employees, or Contractor’s invitees on account of bodily injury, death or damage to property.

6.3                               Company agrees to protect, defend, indemnify and hold harmless Contractor, its officers, directors and employees or their invitees, from and against all claims, demands, and causes of action of every kind and character without limit and without regard to the cause or causes thereof or the negligence or fault (active or passive) of any party or parties including the sole, joint or concurrent negligence (but excluding the willful misconduct) of Contractor, any theory of strict liability, any professional liability, and defect of premises, or the unseaworthiness of any vessel (whether or not preexisting the date of this Contract), arising in connection herewith in favor of Company’s employees, Company’s contractors (other than Contractor herein) or their employees, or Company’s invitees on account of bodily injury, death or damage to property.

6.4                               Contractor agrees to protect, defend, indemnify and hold harmless Company, its officers, directors, employees or their invitees, and any working interest owner or non-operator for whom Company is performing services, from and against all claims, demands, and causes of action of every kind and character arising from the acts of Contractor in favor of third parties and persons not employed or contracted by Contractor or Company on account of bodily injury, death or damage to property.

6.5                               Company agrees to protect, defend, indemnify and hold harmless Contractor, its officers, directors, employees or their invitees from and against all claims, demands, and causes of action of every kind and character arising from the acts of Company in favor of third parties and persons not employed or contracted by Contractor or Company on account of bodily injury, death or damage to property.

6.6                               Notwithstanding anything to the contrary contained herein, it is understood and agreed by and between Company and Contractor that the responsibility for pollution and environmental damage shall be as follows:

(a)                                 Contractor shall assume all responsibility for, including control and removal of, and protect, defend indemnify and save harmless Company, its officers, directors, employees or their invitees, and any working interest owner or non-operator for whom Company is obligated to perform services, from and against all claims, demands and causes of action of every kind and character arising out of pollution or environmental damage which originates above the surface of the land or water from spills of fuels, lubricants, motor oils, pipe dope, paints, solvents, ballast, bilge and garbage, except unavoidable pollution from reserve pits, wholly in Contractor’s possession and control and directly associated with Contractors equipment and facilities.

(b)                                 Unless otherwise provided in this subsection 6.6, and further except as a result of or arising from the gross negligence or willful misconduct of Contractor, as between Company and Contractor, Company shall assume all responsibility for, including control and removal of, and protect, defend, indemnify and save Contractor, its officers, directors and employees and their invitees, harmless from and against all claims, demands and causes of action of every kind and character arising directly or indirectly out of all other pollution or environmental damage, whether above or below the surface, which may occur during the conduct of operations hereunder, including, but not limited to, that which may result from fire, blowout, cratering, seepage or any other uncontrolled flow of oil, gas, water or other substance, as well as the use or disposition of oil emulsion, oil base or chemically treated drilling fluids, contaminated cuttings or cavings, lost circulation and fish recovery materials and fluids.

6.7                               A.                                    Contractor’s In-Hole Equipment.  Notwithstanding the provisions of Sections 6.2 and 6.11, and except to the extent such loss or damage results from Contractor’s negligence, fault, or a defect in such in-hole equipment, and further except as covered by Contractor’s insurance, ,Company shall assume liability at all times for damage to or destruction of Contractor’s in-hole equipment, including, but not limited to, drill pipe, drill collars, tubing and tool joints, while in the hole or in use and below the level of the rotary table, and Company shall, at its option and expense, (i) recover and/or reimburse Contractor for the actual repair costs of such in-hole equipment, or (ii) reimburse Contractor for such in-hole equipment at its fair market value, including the cost of delivery to the work site.

B.                                    The Hole.  Except to the extent such loss or damage results from Contractor’s negligence, fault, or a defect in Contractor’s equipment, in the event the hole should be lost or damaged, Company shall release, protect, defend, indemnify and hold harmless Contractor from and against any and all claims, liability, and costs relating to such damage to or loss of the hole, including the casing therein and the cost to re-drill.

C.                                    Underground Damage and Trespass.  Except to the extent such loss or damage results from Contractor’s gross negligence or willfull misconduct, Company shall release, protect, defend, indemnify and hold harmless Contractor from and against any and all claims, liability, and costs resulting from operations hereunder on account of subsurface trespass or injury to, destruction of, or loss or impairment of any property right in or to oil, gas, or other mineral substance or water, if at the time of the act or omission causing such injury, destruction, loss, or impairment, said substance had not been reduced to physical possession about the surface of the earth, and for any loss of or damage to any formation, strata, or reservoir beneath the surface of the earth.

D.                                    Wild Well.  Should a loss of well control occur, Company shall take over and be responsible for operations for purposes of regaining control of the well.  Except to the extent such loss or damage results from Contractor’s negligence, fault, or a defect in Contractor’s equipment, in the event of a loss of well control or wild well condition resulting in loss or damage to the well; or to the casing therein; or to any reservoir, geological formation, or underground strata; or to oil or gas therefrom, Company shall be liable for the cost of regaining control of such well, as well as for cost or removal of any debris and cost of property remediation and restoration, and Company shall release, and shall indemnify, defend and hold harmless Contractor from and against any liability for such cost and/or damages arising therefrom.

6.8                               Contractor represents and warrants that it owns or has the right to use and construct any and all equipment, tools, materials, computer software or hardware, data, trade secrets and know-how used by Contractor in connection with services provided to Company.  Contractor represents and warrants that such use does not violate or infringe on any patents issued or applied for or licenses of third parties.  Contractor further represents and warrants that such use does not constitute, directly or indirectly, the theft or misappropriation of any third parties’ trade secrets.  The indemnities of paragraphs 6.2 and 6.4 shall apply to any violations of the warranties and representations of this paragraph.  In addition to such indemnities, Contractor agrees to indemnify and hold Company harmless from any and all claims, demands, and causes of action of every kind and character in favor of or made by a patentee, licensee, or claimant of any rights or priority to such tool or equipment, or the use or construction thereof, that may result from or arise out of furnishing or use of any such tool or equipment by Contractor in connection with the work

6.9                               Each party shall notify the other party immediately of any claim, demand, or suit that may be presented to or served upon it by any party arising out of or as a result of work performed pursuant hereto, affording such other party full opportunity to assume the defense of such claim, demand, or suit and to protect itself under the obligations of this Section. Each party covenants and agrees to support this indemnity agreement by available liability insurance coverage as set forth in Paragraphs 5.1 (a) through (e) above.  In the event that this Contract is subject to the indemnity limitations of any applicable State law, and so long as that law is in force, then it is agreed that the above obligations to indemnify are limited to the extent allowed by law.  Additionally, the parties agree that:

(a)                                 In the event that this Agreement is subject to the indemnity limitations of Act 427 of the 1982 Louisiana Legislature, and so long as that act is in force, provisions 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 herein shall not be applicable to the services performed in the State of Louisiana.  In lieu thereof, each party agrees to defend, indemnify, save and hold the other party harmless from and against all claims and causes of action to the extent such arise out of the indemnifying party’s negligence, gross negligence, strict liability or breach of contract.

(b)                                 In the event that this Agreement is subject to the indemnity limitations of Chapter 127 of the Texas Civil Practices and Remedies Code, and so long as such limitations are in force, then it is agreed that the above obligations to indemnify are limited to the extent allowed by law, and each party covenants and agrees to support this indemnity agreement by liability insurance coverage, with limits of insurance required of each party equal to those specifically set forth in Paragraphs 5.1 (a) through (e) above.  In the event that this contract is subject to any other applicable state indemnity limitation, it is agreed that the above obligations to indemnify are limited to the extent allowed by law.

(c)                                  In the event that this Agreement is subject to the indemnity limitations in New Mexico Statutes, Sec. 56-7-2, and so long as that act is in force, provisions 6.2, 6.3, 6.4, 6.5, 6.6 and 6.7 herein shall not be applicable to the services performed in the State of New Mexico.  In lieu thereof, each party agrees to defend, indemnify, save and hold the other party harmless from and against all claims and causes of action to the extent such arise out of the indemnifying party’s negligence, gross negligence, strict liability or breach of contract.

6.10                        In claims against any person or entity indemnified under this Section 6 by an employee of the Contractor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under this Section 6 shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for the Contractor under Workers’ or Workmen’s Compensation acts, disability benefit acts or other employee benefit acts.

6.11                        If it is judicially determined that the monetary limits of insurance required hereunder or of the indemnity voluntarily assumed under this Article which Contractor agrees will be supported either by equal liability insurance or voluntarily self-insured, in part or whole, exceeds the maximum limits permitted under such law, it is agreed that said insurance requirements or indemnity shall automatically be amended to conform to the maximum monetary limits permitted under such law.

6.12                        The indemnity provisions of this Agreement shall apply to any and all work performed, services rendered or material supplied by Contractor on behalf of Company whether Company is acting in the capacity of an operator, non-operator or working interest owner.

6.13                        Unless otherwise provided herein, and except when such loss or damage arises or results from Company’s gross negligence or willful misconduct, Contractor assumes the risk of loss at all times for damages to or destruction of Contractor’s equipment and materials, regardless of how such damage or destruction occurs, and Company shall be under no liability to reimburse Contractor for any such loss or damage thereto.  Contractor shall protect, defend, indemnify and hold harmless Company from any and all damage or loss thereof, regardless of the negligence or fault (active or passive) of any party or parties including the sole, joint or concurrent negligence (but excluding the gross negligence or willful misconduct) of Company, any theory of strict liability and defect of premises or the unseaworthiness of any vessel (whether or not preexisting the date of this Contract), arising in connection herewith in favor of Contractor, Contractor’s contractors, or Contractor’s invitees.

6.14                        Company assumes the risk of loss at all times for damage to or destruction of Company’s equipment and materials except where such damage or destruction results from or arises out of Contractor’s operations.

6.15                        Any defense and indemnity by either party under these provisions shall include, but not be limited to, all expenses of litigation, court costs, and attorney fees that may be incurred by or assessed against the party being indemnified.

6.16                        EXCEPT FOR EACH PARTY’S DEFENSE AND INDEMNITY OBLIGATIONS AS SET FORTH IN SECTION 6 HEREOF, AND FURTHER EXCEPT AS COVERED BY THE LIMITS OF INSURANCE REQUIRED TO BE PROVIDED HEREUNDER BY A PARTY AS SET FORTH IN SECTION 5 HEREOF IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, SUSTAINED FROM ANY CAUSE RELATING TO A PARTY’S PERFORMANCE HEREUNDER OR ARISING OUT OF ANY LEGAL THEORY, WHETHER IN CONTRACT, NEGLIGENCE OR STRICT TORT LIABILITY.  THE PROVISIONS OF THIS PARAGRAPH 6.16 SHALL NOT APPLY TO ANY CLAIM ARISING FROM

THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE LIABLE PARTY.

7.                                      TAXES AND CLAIMS

7.1                               Contractor agrees to pay all taxes, licenses, and fees levied or assessed on Contractor in connection with or incident to the performance of this Agreement by any governmental agency and unemployment compensation insurance, old age benefits, social security, or any other taxes upon the wages of contractor, its agents, employees, and representatives.  Contractor agrees to require the same agreements and be liable for any breach of such agreements by any of its subcontractors.

7.2                               Contractor agrees to reimburse Company on demand for all such taxes or governmental charges, State or Federal, that Company may be required or deem it necessary to pay on account of employees of Contractor or its sub-contractors.  Contractor agrees to furnish Company with the information required to enable it to make the necessary reports and to pay such taxes or charges.  At its election, Company is authorized to deduct all sums so paid for such taxes and governmental charges from such amounts as may be or become due to Contractor hereunder.

7.3                               Contractor agrees to pay all valid claims for labor, materials, services, and supplies furnished by Contractor hereunder and agrees to allow no lien or charge to be fixed upon property of Company or the party for whom Company is performing services.  Contractor agrees to indemnify, protect, defend, and hold Company harmless from and against all such claims or indebtedness incurred by Contractor in connection with the services as provided hereunder.  It is agreed that Company shall have the right to pay any such claims or indebtedness out of any money due or to become due to Contractor hereunder.  Notwithstanding the foregoing, Company agrees that it will not pay any such claim or indebtedness as long as same is being actively contested by Contractor and Contractor has taken all actions necessary (including the posting of a bond when appropriate) to protect the property interests of Company and any other party affected by such claim or indebtedness.

7.4                               Before Company makes payments to Contractor, Company may require Contractor to furnish proof that there are no unsatisfied claims for labor, materials, equipment, and supplies or for injuries to persons or property not covered by insurance.

8.                                      AUDIT

Contractor shall maintain, and shall cause any of Contractor’s subcontractors to maintain, a true and correct set of records pertaining to services performed in compliance with any Order and all transactions related thereto, and retain all such records for a period of not less than two (2) years after completion of services performed.  Company may, at its expense, require Contractor, or any of Contractor’s subcontractors, at any time within said two year period to furnish sufficient evidence, with documentary support, to enable Company to verify the correctness and accuracy of payments to Contractor or such subcontractors.  Within the time limit herein established, Company may, following written notice to Contractor or such subcontractor,  examine the non-confidential, non-privileged accounts, invoices, tickets and other documents exclusively related to services performed hereunder, or pursuant to any other Order previously executed between the parties hereto, in order to verify the accuracy and compliance with this provision. Company’s right to inspect records concerning Work does not waive, alter or otherwise affect the obligations of Company regarding payment as set forth above. Company shall have no right to audit the books of Contractor either as to (i) the components of Contractor’s rates/prices, (ii) rates/prices charged to Contractor’s other customers, or (iii) rates/prices vendors charge to Contractor unless the vendor charges are reimbursable items under the Order.

9.                                      LAWS, RULES AND REGULATIONS

9.1                               Company and Contractor respectively agree to comply with all laws, rules, and regulations, which are now or may become applicable to operations covered by this Agreement or arising out of the performance of such operations.  If either party is required to pay any fine or penalty resulting from the other party’s failure to comply with such laws, rules, or regulations, the party failing to comply shall immediately reimburse the other for any such payment.

9.2                               Immigration Laws.  Contractor shall comply with the Immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and any successor statutes, laws, rules and regulations thereto (collectively, the “Immigration Laws”).  In addition to complying with the Immigration Laws, Contractor agrees to the following:

a.                                      Contractor shall maintain photocopies of all supporting employment eligibility and identity documentation for all employees who are hired by Contractor.

b.                                      Contractor represents and warrants that it has not been the subject of enforcement or other action by U.S. Immigration and Customs Enforcement (“ICE”) within the two year period prior to the effective date of this Agreement, except for those enforcements or actions disclosed herein.  Any disclosure by Contractor pursuant to this subparagraph shall be attached to Exhibit “F” on Contractor’s or its legal counsel’s letterhead and shall be described in reasonable detail each event of enforcement or action by ICE.  Contractor further represents and warrants that the disclosure contained in Exhibit “F” is correct and complete and does not fail to state any material fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading. Company reserves the right to terminate this Agreement (including all outstanding work) immediately, in its sole discretion depending upon the information provided by the Contractor pursuant to this subparagraph.  From time to time as Company may request, Contractor shall provide Company with a written certification making the representations and warranties set forth in this subparagraph.

c.                                       Contractor shall be responsible for properly completing Form I-9’s for all its employees performing services under this Agreement.  From time to time as Company may request in its sole discretion, Contractor shall, at its expense, audit such Form I-9’s as Company may designate.  At Company’s option, such audit shall be performed either by Contractor or by Contractor’s third party immigration attorney or consultant, who must be experienced and trained in the field of immigration compliance.  Such audit shall be completed within five days after Company’s request, and Company may suspend the services pending the completion of any such audit.  Upon completion of the audit, Contractor or its third party auditor, as applicable, shall execute a certification representing that all employees of Contractor performing services under this Agreement are authorized to work for Contractor, and that Contractor is in full compliance with the Immigration Laws.  Contractor shall retain all such certifications on file during the term of the Agreement, and shall deliver any or all such certifications to Company upon Company’s request.

d.                                      During the term of this Agreement, and whether or not any work or services are then outstanding, Contractor shall immediately, and in any event within one (1) hour, notify Company either by facsimile, in person or by telephone (not voice mail) of any unscheduled inspections, work site enforcement actions, investigations, inquiries, visits or audits conducted by the United States Department of Homeland Security (“DHS”) or any other governmental agency or authority related to environmental, immigration, or employee-safety issues Contractor, its agents or employees.

e.                                       Contractor represents and warrants that it is aware of, understands and is in compliance with the Immigrations Laws, and is in compliance, and Contractor is not knowingly employing any workers performing services under this Agreement in violating of the Immigration Laws.  Contractor agrees to protect, defend, indemnify and hold harmless Company, its officers, directors, employees or their invitees, and any working interest owner or non-operator for whom Company is performing services, from and against all claims, demands, and causes of action of every kind and character arising from Contractor or its subcontractors employing employees performing labor or services under this Agreement who are not authorized to work in the United States for Contractor or arising from any violations of the Immigration Laws by Contractor or its Subcontractors in the performance of this Agreement.

9.3                               In the event any provision of this Agreement is inconsistent with or contrary to any applicable law, rule, or regulation, or if any provision of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, that provision will be deemed to be modified to the extent required to comply with said law, rule, or regulation, or to make it valid and enforceable, and this contract as so modified, shall remain in full force and effect.  If said provision cannot be so modified, it shall be deemed deleted and the remainder of the Agreement shall continue and remain in full force and effect.

9.4                               This Agreement shall be governed, construed and interpreted in accordance with the laws of Oklahoma.

10.0        FORCE MAJEURE

Except for the duty to make payments hereunder when due, and the indemnification provisions under this Contract, neither Company nor Contractor shall be responsible to the other for any delay, damage or failure caused by or occasioned by a Force Majeure Event.  As used in this Contract, “Force Majeure Event” includes: acts of God, action of the elements, warlike action, insurrection, revolution or civil strife, laws, rules and regulations of any governmental authorities having jurisdiction in the premises or of any other group, organization or informal association (whether or not formally recognized as a government); acute and unusual labor or material or equipment shortages, or any other causes (except financial) beyond the control of either party.  Delays due to the above causes, or any of them, shall not be deemed to be a breach of or failure to perform under this Contract.  Neither Company nor Contractor shall be required against its will to adjust any labor or similar disputes except in accordance with applicable law.

11.0        ASSIGNMENTS and SUBCONTRACTORS

11.1 Company and Contractor agree that neither party may assign this Agreement or any sum that may accrue to it,  without the prior written consent of the other party

11.2 Subject to the foregoing, Contractor shall have the right to subcontract portions of the work or services (but not all of the work or services) as it shall determine to be necessary to sub-contractors.  Contractor acknowledges and agrees that:

(a)  the provisions of the Section shall not operate to limit or relieve in any way any obligation of Contractor to Company under this Contract, including obligations with respect to the conduct, quality and completion of the work or services, in strict accordance with the terms of this Contract; and

(b)  it will be liable to Company for all acts, omission and defaults of the subcontractors (and those of the employees, agents and invitees of the subcontractors) relating to, or in any way connected with the work or services, to the same extent as if they were the acts, omissions and defaults of Contractor.  Contractor agrees to protect, defend, indemnify and hold harmless Company, its officers, directors, employees or their invitees, and any working interest owner or non-operator for whom Company is performing services, from and against all claims, demands, and causes of action of every kind and character arising from the acts, omissions and default of Contractor’s subcontractors to the same extent as if they were the acts, omissions and defaults of Contractor.

12.0                        CONTRACTOR’S SAFETY RESPONSIBILITES

12,1 Contractor agrees to and shall be solely responsible for the safety of its employees, subcontractors, consultants and agents, as well as its subcontractors’ employees and agents and their respective invitees and guest and the training of such individuals in procedures adequate to insure safe operations and safe operation of any machinery or equipment provided by Contractor or its subcontractors.

12.2 Contractor agrees to provide the above listed persons with all necessary protective and safety equipment and training for the proper use of such equipment.

13.0        TERMINATION OF WORK

13.1                        Termination by Contractor: Contractor may terminate any subcontract for the same reasons and under the same circumstances and procedures with respect to Company as Company may terminate with respect to Contractor under this Contract.  In the event of such termination by the Contractor for any reason which is not the fault of Contractor, sub-contractors or their agents or employees or other persons performing portions of the Work under contract with Contractor, Contractor shall be entitled to recover from Company payment for work executed and for proven loss with respect to materials, equipment, tools, and construction equipment and machinery, including reasonable overhead, profit and damages.

13.2                        Termination by Company: If Contractor persistently or repeatedly fails or neglects to carry out its obligations in accordance with this Agreement and fails within seven days after receipt of written notice to commence and continue correction of such default or neglect with diligence and promptness, Company may, after seven days following receipt by Contractor of an additional written notice and without prejudice to any other remedy Company may have, terminate the contract and finish Contractor’s obligations by whatever method Company may deem expedient.  If the unpaid balance of the contract sum exceeds the expense of finishing Contractor’s obligations, such excess shall be paid to Contractor, but if such expense exceeds such unpaid balance, Contractor shall pay the difference to Company.

13.3                        The foregoing paragraph shall in no way limit Company’s right to terminate Contractor in the event of Contractor’s breach of this Contract.

14.0        GOVERNMENT REGULATIONS

The following regulations, where required by law, are incorporated in the agreement by reference as if fully set out:

(1)                                 The Equal Opportunity Clause prescribed in 41 CFR 60-1.4;

(2)                                 The Affirmative Action Clause prescribed in 41 CFR 60-250.4 regarding veterans and veterans of the Vietnam era;

(3)                                 The Affirmative Action Clause for handicapped workers prescribed in 41 CFR 60-741.4;

(4)                                 The Certification of Compliance with Environmental Laws prescribed in 40 CFR 15.20.

(5)                                 The Occupational Safety and Health Act regulations prescribed in 29 CFR 1910 and 29 CFR 1926.

(6)                                 The Department of Transportation regulations prescribed in 49 CFR.

15.          INSOLVENCY OF CONTRACTOR

In the event Contractor shall be adjudged bankrupt, make a general assignment for the benefit of creditors, or if a receiver shall be appointed on account of Contractor’s insolvency, or in the event Contractor does not correct or, if immediate correction is not possible, commence and diligently continue action to correct, any default of Contractor to comply with any of the provisions or requirements of this Agreement and all Orders within ten (10) days after written notice by Company, Company may, by written notice to Contractor, without prejudice to any other rights or remedies which Company may have, refuse to allow further performance of services by Contractor.  Company may complete the performance of services by such means as Company selects and Contractor shall be responsible for any additional costs incurred by Company in so doing.  Any amounts due Contractor for services performed by Contractor in full compliance with the terms of this Agreement and any Order prior to cessation of the performance of services shall be subject to setoff of Company’s additional costs of completing the performance of services and other damages incurred by Company as a result of Contractor’s default.  Waiver by Company of any default of Contractor shall not be considered to be a waiver by Company of any provision of this Agreement or of any subsequent default by Contractor.

16.                               CONTRACTOR’S EMPLOYEES UNDER LOUISIANA WORKERS’ COMPENSATION ACT

In all cases where Contractor’s employees (defined to include Contractor’s direct, borrowed, special, or statutory employees) are covered by the Louisiana Workers’ Compensation Act. La. R.S. 23:1021 et seq Company and Contractor agree that all work and operations performed by Contractor and its employees pursuant to the Agreement are an integral part of and are essential to the ability of Company to generate Company’s goods, products and services for purposes of La. R.S. 23:1061 (A)(1).  Furthermore, Company and Contractor agree that Company is the statutory employer of Contractor’s employees for purposes of La. R.S. 23:1061 (A)(3).  Irrespective of Company’s status as the statutory employer or special employer (as defined in La. R.S. 23:1031 (C)) of Contractor’s employees, Contractor shall remain primarily responsible for the payment of Louisiana Workers’ Compensation benefits to its employees, and shall not be entitled to seek contribution for any such payments from Company.

17.                               COMPLETE AGREEMENT

Notwithstanding anything to the contrary herein, including but not limited to Section 6.16 hereof, in the event of a conflict between the terms hereof and that certain letter agreement, dated November 8, 2011, by and between Performance Technologies, L.L.C. and FTSI Manufacturing, L.L.C.. as amended (the “Letter Agreement”), the terms of the Letter Agreement shall govern and control in relation to the subject matter thereof.  This Agreement and the Letter Agreement contain the entire agreement of the parties.  With the exception of the Letter Agreement, this Agreement supersedes any and all prior negotiations or understandings, whether written or oral with respect to the subject matter herein.  No subsequent variance from, amendment to or modification of this Agreement shall be binding upon Company unless it is in writing, expressly provides that it is intended as a variance, amendment or modification and is executed by an authorized officer of Company. The parties acknowledge and agree that there have been no material representations by any person or party that have induced them to enter into this

Agreement other than what are expressly set forth and contained herein.  A scanned, executed Agreement may serve as an original document.

18.          TIME OF THE ESSENCE

Time is of the essence in this Agreement.  In the event of a cessation of the performance of services in compliance with any Order or in the event of Contractor’s failure of timely performance or delay in delivery of materials and equipment, Company may immediately cancel the Order without further obligation to Contractor.

19.          EXHIBITS

The following Exhibits and Riders are attached hereto and made a part of this Agreement for all purposes:

Exhibit A - Required Limits of Insurance

Exhibit B - Contractor’s Certificates of Insurance

Exhibit C — Dallas/Fort Worth International Airport Work

Exhibit D — Drug and Alcohol Free Workplace Policy

Exhibit E — List of Potential Hazards

Exhibit F — Contractor Disclosures Required under 9.2(b) of this Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Agreement upon the date shown in several counterparts, each of which shall be considered as an original; however, the effective date shall be the date upon which services are first provided by Contractor, whether before or after the date first shown above.

COMPANY:

CHESAPEAKE OPERATING, INC.

By:	/s/ Stacy Roberts
Name:	Stacy Roberts
Title:	Vice President – Risk Management
Date:	10-16-12

CONTRACTOR:

FTS INTERNATIONAL SERVICES, LLC

By:	/s/ Coy Randle
Name:	Coy Randle	(print)
Title:	President and COO
Date:	7/9/12

Exhibit A

Required Limits of Insurance

The following outlines the required insurance coverage and limits as set forth in section 5.0 in the Master Service Agreement:

5.1	(a)	Workers’ Compensation *	Statutory
	(b)	Employers Liability	$500,000.00
	(d)	General Liability (on an “Occurrence” form)
		Aggregate	$2,000,000.00
		Products & Completed Operations Aggregate	$1,000,000.00
		Personal & Advertising Injury	$1,000,000.00
		Each Occurrence	$1,000,000.00
	(e)	Automobile Liability	$1,000,000.00
	(f)	Equipment Insurance	To Cover Value of Equipment
	(g)	Cargo Insurance	$500,000.00

Required Endorsements

5.1	(c)	Borrowed Servant/Alternate Employer for the following:
Workers’ Compensation
5.2		Waiver of Subrogation for the following:
Workers’ Compensation
General Liability
Automobile
Equipment
Cargo
5.3		Additional Insured for the following:
General Liability
Automobile
Cargo

Note:                  As stated in 5.3, All such insurance shall not be cancelled, or materially altered or amended, without thirty (30) day prior written notice to Company.

*  If Contractor is a sole proprietor and does not purchase Workers’ Compensation coverage, the Contractor must execute an “Affidavit of Exempt Status Under the Workers’ Compensation Act” and must submit a certificate of non-coverage from the state, if applicable.

See Section 5.0 of the Master Service Agreement for the complete Insurance provision

Exhibit C

Additional Requirements for Work Performed on

Dallas/Fort Worth International  Airport

If Contractor performs any work on the Dallas/Fort Worth International Airport (DFW Airport), the following additional provisions shall apply:

1.0                               Minority and Women-Owned Business Enterprise (M/WBE) Provisions

1.0(a)                It is the policy of the DFW Airport  to remove barriers for Minority and Women-Owned Business Enterprises (M/WBEs) to compete and create a level playing field for M/WBEs to participate in Airport contracts and related subcontracts.

1.0(b)                The Company has specifically agreed to comply with all applicable provisions of the DFW Airport’s M/WBE Program and any amendments thereto. M/WBE and Non-M/WBE subcontractors also agree to comply with all applicable provisions of the DFW Airport’s M/WBE Program.

1.0(c)                 The Company shall maintain records, as specified in the Audit and Records Section No. 22 of the Special Provisions, in the Oil and Gas Lease, showing:

Subcontract/supplier awards, including awards to M/WBEs;

Specific efforts to identify and award such contracts to M/WBEs, such as  when requested, copies of executed contracts with M/WBEs to establish actual M/WBE project participation.

1.0(d)                The Company or Contractor shall not discriminate on the basis of race, color, national origin, or sex in the performance of this Agreement. The Company shall carry out applicable requirements of the M/WBE Program in the administration of this Agreement.  Failure by the Company to carry out these requirements may be a material breach of this contract, and could result in the termination of this contract, or such other remedy, as the DFW Airport deems appropriate.

1.0(d)                The Company is required to insert the provisions of this Section, including this paragraph, in all subcontracts hereunder except altered as necessary for proper identification of the contracting parties and the Company under this Agreement.

2.0                               In addition to the insurance requirements in Section 5.0 and Exhibit A of this Agreement, Contractor shall also carry the following insurance coverage:

2.0(a)                Umbrella Liability Insurance with the appropriate limit as follows:

(i)            a limit of not less than $9,000,000 for Land Operations (outside air operations areas) or;

(ii)           a limit of not less than $14,000,000 for Air Operations Area (within air operations area).

Such insurance shall sit excess of all insurance coverages required in Section 5.0 and Exhibit A of this Agreement.  Such insurance shall provide a waiver of subrogation and name the following parties as additional insured:  Company and the Dallas Fort Worth International Airport Board, the cities of Dallas and Fort Worth, their elected officials, boards, officers, employees, agents and representatives

2.0(b)                All insurance required in Exhibit A shall include a waiver of subrogation and all insurance required in Exhibit A (except workers compensation) shall name the following parties as an additional insured:  Dallas Fort Worth International Airport Board, the cities of Dallas and Fort Worth, their elected officials, boards, officers, employees, agents and representatives.

2.0(c)                 If required by Company, Contractor shall maintain Professional (Errors & Omissions) Liability with a limit of not less than $1,000,000.

End of Exhibit “C”

EXHIBIT “D”

Drug and Alcohol Free Workplace Policy

(Contractors and Subcontractors)

The policy contained herein is established to insure a drug and alcohol free workplace on any property or facility owned, leased, or under the control of Chesapeake wherever located, including and without limitation field and well locations, buildings, structures, installations and vehicles (collectively “Chesapeake Property”).  Chesapeake will strive to balance respect for individual privacy with the need to keep a safe and productive work environment; however, Chesapeake is committed to, and will aggressively pursue the goal of this policy to maintain a substance abuse free workplace on Chesapeake Property.

All contractors and subcontractors of Chesapeake are responsible to ensure their own fitness for duty and that their performance is not impaired by the use of drugs, alcohol or controlled substances.  Chesapeake will not knowingly use any contractor or subcontractor who has tested positive for drugs or alcohol or who has refused to take a drug and alcohol test as required by their employer.  When on Chesapeake Property, all contractors, subcontractors and any other non-company personnel will be subject to on-site substance abuse testing by Chesapeake.

As used in this Policy, the term “contractor” and “subcontractor” includes all employees of a contractor or subcontractor while working on Chesapeake Property.

Prohibited Conduct

1.              Illegal Drugs.  The possession, use, being under the influence of, distribution, manufacture, sale, or transportation of illegal drugs while on Chesapeake Property is prohibited.  Violation of this policy will result in removal of the violator from Chesapeake Property.

For purposes of this policy, an “illegal drug” is any drug which is not legally obtainable, any drug which may be legally obtainable but has not been legally obtained by the contractor or subcontractor, or any drug which is being used in a manner or for a purpose other than as prescribed for the contractor or subcontractor.

2.              Alcohol.  The use of intoxicating beverages while on Chesapeake Property or working on Chesapeake Property while under the influence of alcohol will result in removal of the violator from Chesapeake Property.  Chesapeake also prohibits any person from bringing alcohol onto Chesapeake Property or using, consuming, transporting, selling or attempting to sell or transport alcohol while on Chesapeake Property.

3.              Prescription and Over-the-Counter-Drugs.  Chesapeake prohibits any person from abusing prescription medications or over-the-counter (“OTC”) drugs while on Chesapeake Property at any time.  Violation of this policy will result in removal of the violator from Chesapeake Property.  For purposes of this policy, prescription or OTC drug abuse means taking medications that were prescribed for someone else; using prescription drugs or OTC drugs for a purpose other than for which they were prescribed or manufactured; or using such drugs other than in accordance with doctor’s instructions or recommended dosages.

Compliance with Applicable Law

This policy has been adopted by Chesapeake with the intent to comply with any and all federal and state regulations, to the extent applicable, including without limitation those promulgated by the Department of Transportation, the Oklahoma Standards for Workplace Drug and Alcohol Testing Act (40 O.S. § 551 et seq.), and the statutes regarding drug testing in any state in which Chesapeake does business and the rules and regulations promulgated in regard thereto whether required to or not.  To the extent any portion of this policy is determined to be contrary to the requirements of any applicable federal or state statutes, rules or regulations, it is the intent of Chesapeake to conduct its program prohibiting alcohol and drug abuse on Chesapeake Property in accordance with such legal guidelines, and Chesapeake shall do so even if this policy has not been modified to address such inconsistencies.

Administrative Service

This Drug and Alcohol Free Workplace Policy will be administered by the Chesapeake Human Resources Department Drug Policy Administrator, hereinafter referred to as the “Drug Policy Administrator”.  Drug tests and results and the drug testing program will be interpreted, evaluated and monitored by a Medical Review Officer that has been certified by the U.S. Department of Health and Human Services.

Types of Drug Tests to be Performed

1.              Post-Accident.  In the event of an on-site or job related accident on Chesapeake Property, post-accident testing of contractors or subcontractors on-site at the time of the accident, whose performance either contributed to the accident or cannot be completely discounted as a contributing factor, may be conducted as soon as possible, but no later than 32 hours after the accident.   While waiting for drug test results, the contractor or subcontractor may be removed by Chesapeake from Chesapeake Property until the Medical Review Officer confirms that the contractor or subcontractor tested negative for drugs.

2.              Random.  While on Chesapeake Property, contractors and subcontractors who are engaged in activities which directly affect the safety of others will be subject to random testing at any time with no advance notice.

3.              Reasonable Suspicion.  All contractors and subcontractors will be subject to drug testing while on Chesapeake Property when there is reasonable suspicion that the contractor or subcontractor has violated Chesapeake’s Drug and Alcohol Free Workplace Policy.  “Reasonable Suspicion” means a belief that a contractor or subcontractor is using or has drug in violation of this written policy drawn from specific objective and articulable facts and reasonable inferences drawn from those facts in light of experience, and may be based upon, among other things:

a)                         Observable phenomena such as the physical symptoms or manifestation of being under the influence of a drug on Chesapeake Property, or the direct observation of drug use while on Chesapeake Property.

b)                         A report of drug use while on Chesapeake Property provided by a reliable and credible source and which has been independently corroborated.

c)                          A report of a recent drug or alcohol related arrest where the contractor or subcontractor may be working on Chesapeake Property while waiting for a court appearance.

d)                         Evidence that a contractor or subcontractor is involved in the use, possession, sale, solicitation or transfer of drugs while on Chesapeake Property.

While waiting for a contractor’s or subcontractor’s drug test results, that contractor or subcontractor may be removed by Chesapeake from Chesapeake Property until the Medical Review Officer confirms that the contractor or subcontract tested negative for drugs.

Refusal to Submit

Any contractor or subcontractor who refuses to submit to any drug test required under this program will be treated as if he/she had tested positive in any such test and will be removed by Chesapeake from Chesapeake Property.

Refusal to submit shall include:

•                  failure of contractor or subcontractor to report to collection site without a legitimate reason; or

•                  failure to provide an adequate specimen within a reasonable time (three hours) without a legitimate medical reason; or

•                  evidence that an individual has tampered with a drug test; or

•                  contractor’s or subcontractor’s refusal to provide a specimen and/or cooperate with the collection process at the collection site; or

•                  contractor’s or subcontractor’s refusal of Chesapeake’s request for any required drug testing.

Prohibited Drugs

The laboratory will test each specimen for the following prohibited substances (including metabolites of these substances):

•                  Cannabinoids (marijuana)

•                  Opiates

•                  Amphetamines/methamphetamines

•                  Phencyclidine (PCP)

•                  Cocaine

•                  Amphetamines

•                  Barbiturates

•                  Methadone

•                  Propoxyphene

•                  Benzodiazepines

•                  Alcohol

Procedures for Drug Tests

At the collection site, the specimens shall be collected in compliance with the federal and state regulations referenced in this policy.  When submitting the specimen, the contractor or subcontractor shall be requested to sign the “Chain of Custody” form.  By signing this form, the contractor or subcontractor is confirming the specimen has been sealed and numbered for identification.  The collection site shall be responsible for sending all specimens to the laboratory.

The laboratory shall conduct the tests for the prohibited drugs referenced herein.    All specimens shall be kept by the laboratory in properly secured, long-term frozen storage for at least 365 days.  The samples will be discarded after such time unless the laboratory receives written request with a reasonable explanation to retain a specimen for period in excess of 365 days.  The laboratory shall follow approved chain of custody procedures whenever necessary.

All test results shall be sent to the Medical Review Officer who will review and interpret all drug test results.  After this review the Medical Review Officer shall report the test results as either POSITIVE or NEGATIVE to the Drug Policy Administrator.  When the

findings are NEGATIVE, the signed reports shall be sent to Chesapeake for filing.  POSITIVE findings shall be handled in the manner described below.

Positive Results

The Medical Review Officer will review and interpret each positive test result to determine if there is a legitimate explanation for the positive result.  All positive test results will be verified by a second confirming test of the same sample using gas chromatography, gas chromatography-mass spectroscopy, or an equivalent scientifically accepted method of equal or greater accuracy as approved by the Oklahoma State Board of Health, at the cutoff levels determined by said Board’s rules.  Subsequent to the confirming test, the Medical Review Officer will notify the individual tested to:

•                  conduct an interview with the individual tested; and/or

•                  review the individual’s medical history and relevant biomedical factors; and/or

•                  review all medical records made available by the individual to determine if the positive test resulted from legally prescribed medications.

When findings are confirmed from the review process, the Medical Review Officer will notify the Drug Policy Administrator of the confirmed results.  At this time, any contractor or subcontractor testing positive for a prohibited drug will be informed of the positive result followed by their removal by Chesapeake from Chesapeake Property.

Types of Alcohol Tests to be Performed

1.              Post Accident.  In the event of an on-site or job related accident on Chesapeake Property, post-accident testing of contractors or subcontractors on-site at the time of the accident, whose performance either contributed to the accident or cannot be completely discounted as a contributing factor, may be conducted as soon as possible, but no later than 2 hours after the accident.

2.              Reasonable Suspicion.  All contractors and subcontractors will be subject to alcohol testing while on Chesapeake Property when there is reasonable suspicion that the contractor or subcontractor has violated Chesapeake’s Drug and Alcohol Free Workplace Policy.  “Reasonable Suspicion” means a belief that a contractor or subcontractor is using or has drug in violation of this written policy drawn from specific objective and articulable facts and reasonable inferences drawn from those facts in light of experience, and may be based upon, among other things:

a)                         Observable phenomena such as the physical symptoms or manifestation of being under the influence of alcohol on Chesapeake Property, or the direct observation of drug use while on Chesapeake Property.

b)                         A report of alcohol use while on Chesapeake Property provided by reliable and credible sourced and which has been independently corroborated.

c)                          A report of a recent drug or alcohol related arrest where the contractor or subcontractor may be working on Chesapeake Property while waiting for a court appearance.

d)                         Evidence that a contractor or subcontractor is involved in the use of alcohol while on Chesapeake Property.

While waiting for a contractor’s or subcontractor’s alcohol test results, that contractor or subcontractor may be removed by Chesapeake from Chesapeake Property  until his/her position until the test results are revealed.

3.              Random.  While on Chesapeake Property, contractors and subcontractors who are engaged in activities which directly affect the safety of others will be subject to random testing at any time with no advance notice.

Procedures for a Breath Alcohol Test

A Breath Alcohol Test (“BAT”) shall be administered by a qualified Breath Alcohol Technician.  In the event a mobile testing unit is used, the contractor or subcontractor has the right to both visual and aural privacy for confidentiality from other individuals, if possible.  The contractor or subcontractor is required to provide proper identification.

1.              The Breath Alcohol Technician administering the BAT shall complete the first section of the approved Breath Alcohol Testing form on behalf of Chesapeake.

2.              The contractor or subcontractor shall sign his/her name is the second section of the BAT form.  The signature indicates the contractor or subcontractor agreed to submit to a BAT as required by governmental regulations and that the identifying information provided on the form is true and correct.

3.              After signing the BAT form, the contractor or subcontractor will be instructed to blow into the mouthpiece (individually sealed and opened in front of the contractor or subcontractor) of the Evidential Breath Tester (“EBT”) in accordance with the manufacturer’s instructions.  After the EBT indicates an adequate amount of breath has been obtained, the Breath Alcohol Technician will show the results displayed on the equipment.

4.              The results, test number, testing device, serial number of the testing device and the quantified results will be recorded in Section 3 of the BAT form and witnessed by the contractor or subcontractor.

5.              The contractor or subcontractor shall sign Section 4 of the BAT form stating he/she has submitted to breath alcohol testing and the results are as recorded on the form.  Copies of the completed form are provided for the contractor’s or subcontractor’s records and for Chesapeake’s records and shall be confidential as herein provided.  The signed reports shall be sent to Chesapeake.

Refusal to Submit to Breath Alcohol Test

Any contractor or subcontractor who refuses to submit to a BAT and comply with the procedure set forth in this policy for the test will be treated as if he/she had tested positive in any such test and will be subject to removal by Chesapeake from Chesapeake Property.

Confirmation Tests

A confirmation BAT shall be conducted by the Breath Alcohol Technician after a waiting period of no less than fifteen minutes.  In the event the results of the initial test and the confirmation test are not identical, the confirmation test result shall be deemed to be the final result upon which any action might be based.    Any contractor or subcontractor with results of 0.02 or greater will be removed by Chesapeake from Chesapeake Property.

Retaining Drug and Alcohol Results

Chesapeake shall maintain all drug and alcohol test results and related information including, but not limited to, interviews, reports, statements and memoranda, as confidential reports separate from other records.  Further, these records, including the records of the testing facility, shall not be used in any criminal proceeding or any civil or administrative proceeding except in those actions taken by Chesapeake or in any action involving the contractor or subcontractor tested and Chesapeake, unless such records are ordered released pursuant to a valid court order.

The records described herein and maintained by Chesapeake shall be the property of Chesapeake and upon the request of the contractor or subcontractor  shall be made available for inspection and copying to the contractor or subcontractor.  To protect confidentiality, Chesapeake will require “specific written consent” signed by the contractor or subcontractor to release this information to a particular person, or organization, at a particular time.  No testing facility, or any agent, representative or designee of such facility, or any review officer, shall disclose to Chesapeake or any prior or subsequent person or entity, based on analysis if a sample collected from a contractor or subcontractor for the purpose of testing for the presence of drugs or alcohol, any information relating to:

1.              The general health, pregnancy or physical or mental condition of the contractor or subcontractor; or

2.              The presence of any drug other than the drug or its metabolites that Chesapeake requested be identified and for which a medically acceptable explanation of the positive result, other than the use of drugs, has not been forthcoming form the contractor or subcontractor.

Provided, however, a testing facility shall release the results of the drug or alcohol test, and any analysis and information related thereto, to the individual tested upon his/her request.

End of Exhibit “D”

EXHIBIT “E”

LIST OF POTENTIAL HAZARDS

The following is a list of known and/or reasonably foreseeable potential hazards which apply to the activities and locations of Company, and its subsidiary, and/or affiliated companies.  Contractor is responsible for notifying its employees, agents, and subcontractors of the potential hazards itemized below.  Contractor is also responsible for ensuring that its employees, agents, and subcontractors comply with all requirements set forth herein (e.g., Hot Work Permits and Confined Space Entry Permits).

•                  Chesapeake requires that persons entering its field locations be, at a minimum, dressed in steel toe boots, a hard hat and eye protection, as well as work-specific PPE and appropriately fitting clothing.

•                  All Chesapeake field locations contain hazards such as cattle guards, metal stairs, etc. which may result in slips, trips, and/or falls.

•                  When a Chesapeake field location requires work to be performed at an elevation four (4) feet or higher above ground level, fall protection must be used.

•                  All Chesapeake field locations produce natural gas and/or petroleum hydrocarbons.  The substances produced and located at Chesapeake field locations are flammable and/or combustible.

•                  Chesapeake locations are marked with lease signs which contain the following warning: “CAUTION NO SMOKING OR OPEN FLAMES”.  This warning also includes insignia of a smoking cigarette and an open flame incased in a red circle with a slash through it.  These warnings are to be followed.

•                  Chesapeake locations are labeled with National Fire Protection Agency (NFPA) labels to indicate hazards specific to the location.  All employees and contractors must be familiar with this warning system.

•                  Chesapeake field locations may contain chemicals which require additional safety methods be employed.  Prior to initiating your work, you should verify the location and type of any such chemical(s).  Note, that each chemical container identifies the substance contained and provides warnings pursuant to the OSHA Hazard Communication Standard (29 CFR 1910.1200(h)).

•                  Chesapeake field locations have storage tanks, treatment equipment, and/or piping which houses, stores, or transfers natural gas and/or liquid petroleum hydrocarbons.  Contents within such tanks, equipment, and pipeline may be under pressure.

•                  Prior to initiating any work, all hazardous energy sources are to be checked for proper lockout/tagout, isolation, pressure release, proper de-energizing, etc.

•                  All work involving a potential source of ignition, including but not limited to grinding, drilling, welding, torching, cutting, brazing, use of spark producing equipment, flames, etc. (Hot Work), which is to be conducted within thirty-five (35) feet of any storage and/or transfer equipment and/or piping, under normal operating conditions, must not proceed until your local Chesapeake field representative has been contacted and a Hot Work Permit issued.

•                  Chesapeake field locations may contain areas known as Confined Spaces (e.g., interior accessible process equipment, storage tanks, etc.).  Entry to perform work inside any Confined Space is absolutely prohibited until you have contacted your local Chesapeake field representative and obtained a Confined Space Reclassification or Confined Space Entry Permit.

•                  Some Chesapeake field locations utilize electricity for operations.  Prior to servicing electrical equipment on a Chesapeake location, you must consult your local Chesapeake field representative.

•                  As indicated above, this list is general in nature.  For location and job specific hazards, you must consult your local Chesapeake field representative.

End of Exhibit “E”

EXHIBIT “F”

CONTRACTOR TO ATTACH ANY DISCLOSURES

REQUIRED BY PARAGRAPH 9.2(b) OF THIS AGREEMENT